SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Nordson Corporation

(Exact Name of Registrant as Specified in Its Charter)

Ohio	34-0590250

(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

28601 Clemens Road, Westlake, Ohio, 44145
(Address of Principal Executive Offices, Including Zip Code)

Nordson Corporation 2004 Long-Term Performance Plan
(Full Title of the Plan)

Robert E. Veillette, Esq.
Secretary and Assistant General Counsel
Nordson Corporation
28601 Clemens Road
Westlake, Ohio 44145
(440) 892-1580
(Name, Address, and Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of each class		maximum	maximum
of securities	Amount to be	offering price	aggregate	Amount of
to be registered*	Registered	per share (1)	offering price (1)	registration fee
Common Shares, without par value	8,000,000 shares	$32.76	$262,080,000	$33,205.54

* In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(1)	Estimated in accordance with Rule 457(c) and 457(h) under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee. The fee with respect to the Common Shares registered in this Registration Statement is based on the average of the high and low sale prices on September 28, 2004 of Nordson Corporation’s Common Shares as reported on the NASDAQ National Market System.

PART I
PART II
SIGNATURES
EXHIBIT INDEX
Opinion of Thompson Hine LLP
Consent of E&Y
Power of Attorney

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                     The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, will constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

                     The following documents which are on file with the Commission are incorporated herein by reference. All reports and other documents subsequently filed by Nordson Corporation (“Nordson”) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents:

(a)	Nordson’s Annual Report on Form 10-K for the year ended November 2, 2003;

(b)	Nordson’s Quarterly Report on Form 10-Q for the quarter ended February 1, 2004;

(c)	Nordson’s Quarterly Report on Form 10-Q for the quarter ended May 2, 2004;

(d)	Nordson’s Quarterly Report on Form 10-Q for the quarter ended August 1, 2004; and

(e)	The description of the Common Shares, without par value, of Nordson set forth in Nordson’s Registration Statement on Form 8-A filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating that description.

Item 4.          Description of Securities.

                     Not Applicable.

Item 5.          Interests of Named Experts and Counsel.

                     The legality of the shares being offered by this Registration Statement has been passed upon for Nordson by Thompson Hine LLP.

Item 6.          Indemnification of Directors and Officers.

                     Article V of Nordson’s Regulations provides that Nordson will, to the full extent authorized or permitted by the Ohio General Corporation Law, indemnify any person made or threatened to be made a party to a suit or proceeding by reason of the fact that he is or was a director, officer, or employee of Nordson.

                     Ohio Revised Code Section 1701.13 permits indemnification of any present or former director or officer of the Registrant against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person by reason of the fact that such person was a director or officer, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Registrant, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of an action brought by or in the right of the Registrant, such Ohio Revised Code section permits indemnification of such persons against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the settlement or defense of such action if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the Registrant, subject to certain exceptions, including an exception for a matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of such person’s duty to the Registrant, unless the court in which such action was brought determines that such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

                     The Registrant maintains liability insurance for all of its directors and officers (“D&O insurance”). This D&O insurance also insures the Registrant against amounts payable to indemnify directors and officers, subject to policy limits and retention amounts. The Registrant also has entered into Indemnity Agreements with each of its directors and officers (the full text of the form of which has been filed as an exhibit to the Annual Report of the Registrant on Form 10-K for the fiscal year ended October 28, 2001) which (a) provide directors and officers with the indemnification to which they are now entitled notwithstanding any repeal or amendment of Article V of the Registrant’s Regulations; (b) obligate the Registrant to use its best efforts to maintain D&O insurance no less favorable than its current D&O insurance; (c) assure the directors and officers of indemnification directly from the Registrant that would be essentially coextensive with that provided by the Registrant’s current D&O insurance, should that insurance become unavailable or less comprehensive in the future; and (d) provide further assurance to the directors and officers that their expenses will be reimbursed as they are incurred.

Item 7.          Exemption from Registration Claimed.

                     Not applicable.

Item 8.          Exhibits.

                     The Exhibits to this Registration Statement are listed in the Exhibit Index on page 6 and are incorporated herein by reference.

Item 9.          Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “1933 Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “1934 Act”) that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the 1933 Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake, State of Ohio, on the 29th day of September, 2004.

NORDSON CORPORATION

By:	/s/ Robert E. Veillette

Robert E. Veillette
Secretary

     Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title

Edward P. Campbell*	Chairman and Chief Executive Officer
(principal executive officer)

Peter S. Hellman*	President, Chief Financial and Administrative Officer
(principal financial officer)

Nicholas D. Pellecchia*	Vice President, Finance and Controller
(principal accounting officer)

Glenn R. Brown*	Director

William W. Colville*	Director

William D. Ginn*	Director

Stephen R. Hardis*	Director

David W. Ignat*	Director

Joseph P. Keithley*	Director

William P. Madar*	Director

Eric T. Nord*	Director

Mary G. Puma*	Director

William L. Robinson*	Director

Benedict P. Rosen*	Director

*By:	/s/ Robert E. Veillette
Robert E. Veillette
Attorney-In-Fact

September 29, 2004

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	1989 Amended Articles of Incorporation (incorporated herein by reference to Exhibit 3-a to Nordson’s Annual Report on Form 10-K for the year ended October 31, 1999).

4.2	1998 Amended Regulations (incorporated herein by reference to Exhibit 3-b to Nordson’s Annual Report on Form 10-K for the year ended November 1, 1998).

4.3	Second Restated Rights Agreement between Nordson and National City Bank, as Rights Agent (incorporated herein by reference to Exhibit 4-b to Nordson’s Annual Report on Form 10-K for the year ended November 2, 2003).

5.1	Opinion of Thompson Hine LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Thompson Hine LLP, Counsel to Nordson Corporation, is contained in its opinion filed as Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney.